Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
July 23, 2009	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Announces Second Quarter Results

HOUSTON, July 23, 2009 - Cabot Oil & Gas Corporation (NYSE: COG) today reported second quarter net income of $25.5 million, or $0.25 per share. Removing the selected items, (which are detailed in the Selected Items Table and include the loss related to the sale of the Company’s Canadian operations), the quarter’s net income was $39.1 million, or $0.38 per share. These figures compare to the 2008 second quarter numbers (for both the reported results and after the removal of selected items) of $54.6 million, or $0.55 per share, and $69.9 million, or $0.71 per share, for net income respectively.

Cash flow from operations for the 2009 second quarter totaled $147.9 million, while discretionary cash flow was $133.6 million. Comparatively, 2008 second quarter cash flow from operations was $143.7 million, and discretionary cash flow was $147.1 million.

“This marks our 25th consecutive quarter of profitability,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “These results include a ten percent increase in second quarter 2009 equivalent production over the second quarter of 2008 but also reflect a reduced commodity price realization.” The production growth rate was driven by a 42 percent increase in the East region and a 20 percent increase in the Gulf Coast region for comparable year over year quarters. On the pricing front, even with the hedge benefit, the price realization fell short of last year. Realized natural gas prices were $7.25 per Mcf in the 2009 second quarter versus $9.30 per Mcf in the 2008 second quarter. Realized oil prices fell 15 percent to $83.76 per barrel.”

In terms of cost comparisons, overall reported expenses were higher, but per unit levels were lower in this second quarter versus last year’s second quarter. The higher components of DD&A, interest and exploration expense are related to the impact of the August 2008 east Texas acquisition.

Year-to-Date

In the six months ended June 30, 2009, Cabot reported net income of $73.1 million, or $0.71 per share, compared to $100.6 million, or $1.03 per share, for the same period last year. The cash flow comparisons for the six months ended June 30, 2009 and June 30, 2008, respectively, are cash flow from operations of $300.4 million versus $276.4 million and discretionary cash flow of $271.7 million versus $285.5 million. The 2009 six-month net income figure, after removal of the selected items, was $81.3 million, or $0.78 per share, versus $126.9 million, or $1.29 per share for the six-month period ended June 30, 2008.

“The same dynamic that drove the quarter results apply to the year-to-date periods – increased production and lower price realizations,” stated Dinges. “Production was up approximately 13 percent while natural gas and oil prices each fell 14 percent.” Expenses including financing costs were up three percent between the six-month year-to-date comparable periods.

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s second quarter financial and operating results discussion with financial analysts on Friday, July 24, 2009 at 9:30 a.m. EDT (8:30 a.m. CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code 18590704. The replay will be available through Sunday, July 26, 2009. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

CABOT OIL & GAS RESULTS — Page 3

OPERATING DATA

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
East	8.4	5.9	15.7	11.9
Gulf Coast	9.3	7.7	19.7	15.1
West	6.2	7.1	12.4	13.5
Canada	0.4	1.4	1.0	2.6

Total	24.3	22.1	48.8	43.1

Crude/Condensate/Ngl
East	5	6	9	12
Gulf Coast	147	136	300	280
West	44	43	79	79
Canada	2	5	6	11

Total	198	190	394	382

Equivalent Production (Bcfe)	25.6	23.2	51.2	45.4

PRICES
Average Produced Gas Sales Price ($/Mcf)
East	$7.09	$9.64	$7.67	$8.96
Gulf Coast	$8.79	$10.36	$8.55	$9.35
West	$5.36	$8.04	$5.45	$7.67
Canada	$3.22	$8.41	$3.40	$7.91
Total (1)	$7.25	$9.30	$7.38	$8.63

Average Crude/Condensate Price ($/Bbl)
East	$54.24	$118.33	$46.90	$103.89
Gulf Coast	$94.51	$91.87	$90.72	$88.11
West	$52.15	$118.18	$43.37	$108.12
Canada	$45.14	$96.89	$36.46	$87.26
Total (1)	$83.76	$98.68	$79.55	$92.58

WELLS DRILLED
Gross	33	116	82	201
Net	28	97	65	162
Gross Success Rate	100%	99%	98%	99%

(1)	These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Realized Impacts to Gas Pricing	$4.15	$(0.97)	$3.74	$(0.48)
Realized Impacts to Oil Pricing	$30.78	$(21.19)	$34.87	$(14.88)

CABOT OIL & GAS RESULTS — Page 4

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating Revenues
Natural Gas Production	$176,213	$202,689	$360,735	$369,248
Brokered Natural Gas	11,704	27,188	45,085	62,808
Crude Oil and Condensate	16,210	18,600	30,452	35,087
Other	697	377	2,491	1,362

	204,824	248,854	438,763	468,505

Operating Expenses
Brokered Natural Gas Cost	10,684	24,140	40,433	54,430
Direct Operations - Field and Pipeline	23,073	22,636	48,552	40,127
Exploration	10,397	7,290	16,863	12,351
Depreciation, Depletion and Amortization	61,838	48,401	126,930	94,668
General and Administrative (excluding Stock-Based Compensation)	10,946	11,782	22,882	21,779
Stock-Based Compensation (1)	6,171	21,695	11,300	39,271
Taxes Other Than Income	10,914	19,225	23,812	36,122

	134,023	155,169	290,772	298,748
Gain / (Loss) on Sale of Assets (2)	(16,562)	401	(3,855)	401

Income from Operations	54,239	94,086	144,136	170,158
Interest Expense and Other	15,046	6,207	29,272	12,198

Income Before Income Taxes	39,193	87,879	114,864	157,960
Income Tax Expense	13,691	33,254	41,782	57,360

Net Income	$25,502	$54,625	$73,082	$100,600

Net Earnings Per Share – Basic	$0.25	$0.55	$0.71	$1.03
Weighted Average Common Shares Outstanding	103,640	98,467	103,581	98,092

(1)

Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock options and stock appreciation rights. Also includes expense for the Supplemental Employee Incentive Plans which commenced in 2008.

(2)

The loss on sale of assets in 2009 primarily relates to a loss on our April 2009 sale of our Canadian properties, partially offset by a gain on sale of assets from the first quarter 2009 sale of the Thornwood properties in the East.

CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	June 30, 2009	December 31, 2008
Assets
Current Assets	$370,822	$460,551
Property, Equipment and Other Assets	3,252,862	3,241,113

Total Assets	$3,623,684	$3,701,664

Liabilities and Stockholders’ Equity
Current Liabilities	$265,127	$378,913
Long-Term Debt, excluding Current Maturities	795,000	831,143
Deferred Income Taxes	628,234	599,106
Other Liabilities	98,851	101,940
Stockholders’ Equity	1,836,472	1,790,562

Total Liabilities and Stockholders’ Equity	$3,623,684	$3,701,664

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash Flows From Operating Activities
Net Income	$25,502	$54,625	$73,082	$100,600
Unrealized (Gain) / Loss on Derivatives	126	2,909	(815)	2,909
Income Charges Not Requiring Cash	69,151	50,692	140,443	114,498
(Gain) / Loss on Sale of Assets	16,562	(401)	3,855	(401)
Deferred Income Tax Expense	11,903	31,955	38,252	55,515
Changes in Assets and Liabilities	14,210	(8,005)	28,705	(9,061)
Stock-Based Compensation Tax Benefit	—	4,642	—	—
Exploration Expense	10,397	7,290	16,863	12,351

Net Cash Provided by Operations	147,851	143,707	300,385	276,411

Cash Flows From Investing Activities
Capital Expenditures	(121,941)	(244,510)	(292,970)	(372,611)
Proceeds from Sale of Assets	64,604	1,150	79,667	1,150
Exploration Expense	(10,397)	(7,290)	(16,863)	(12,351)

Net Cash Used in Investing	(67,734)	(250,650)	(230,166)	(383,812)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	1	313,867	150	316,107
Net Increase / (Decrease) in Debt	(62,000)	(105,000)	(52,000)	(85,000)
Capitalized Debt Issuance Costs	(10,409)	—	(10,409)	—
Stock-Based Compensation Tax Benefit	—	(4,642)	—	—
Dividends Paid	(3,110)	(2,943)	(6,213)	(5,873)

Net Cash (Used in) / Provided by Financing	(75,518)	201,282	(68,472)	225,234

Net Increase in Cash and Cash Equivalents	$4,599	$94,339	$1,747	$117,833

CABOT OIL & GAS RESULTS — Page 6

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
As Reported - Net Income	$25,502	$54,625	$73,082	$100,600
Reversal of Selected Items, Net of Tax:
(Gain) / Loss on Sale of Assets (1)	9,596	(253)	1,629	(253)
Stock-Based Compensation Expense	3,875	13,668	7,091	24,723
Unrealized (Gain) / Loss on Derivatives (2)	79	1,833	(511)	1,833

Net Income Excluding Selected Items	$39,052	$69,873	$81,291	$126,903

As Reported - Net Earnings Per Share	$0.25	$0.55	$0.71	$1.03
Per Share Impact of Reversing Selected Items	0.13	0.16	0.07	0.26

Net Earnings Per Share Including Reversal of Selected Items	$0.38	$0.71	$0.78	$1.29

Weighted Average Common Shares Outstanding	103,640	98,467	103,581	98,092

(1)

The loss on sale of assets in 2009 primarily relates to a loss on our April 2009 sale of our Canadian properties, partially offset by a gain on sale of assets from the first quarter 2009 sale of the Thornwood properties in the East. The loss on sale of assets for the three and six months ended June 30, 2009 considers a tax benefit associated with foreign tax credits.

(2)

This unrealized (gain) / loss is included in Natural Gas Production Revenues in the Condensed Consolidated Statement of Operations and represents the mark to market change related to the Company’s natural gas basis swaps.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Discretionary Cash Flow
As Reported - Net Income	$25,502	$54,625	$73,082	$100,600
Plus / (Less):
Unrealized (Gain) / Loss on Derivatives	126	2,909	(815)	2,909
Income Charges Not Requiring Cash	69,151	50,692	140,443	114,498
(Gain) / Loss on Sale of Assets	16,562	(401)	3,855	(401)
Deferred Income Tax Expense	11,903	31,955	38,252	55,515
Exploration Expense	10,397	7,290	16,863	12,351

Discretionary Cash Flow	133,641	147,070	271,680	285,472
Changes in Assets and Liabilities	14,210	(8,005)	28,705	(9,061)
Stock-Based Compensation Tax Benefit	—	4,642	—	—

Net Cash Provided by Operations	$147,851	$143,707	$300,385	$276,411

Net Debt Reconciliation

(In thousands)

	June 30, 2009	December 31, 2008
Current Portion of Long-Term Debt	$20,000	$35,857
Long-Term Debt	795,000	831,143

Total Debt	$815,000	$867,000
Stockholders’ Equity	1,836,472	1,790,562

Total Capitalization	$2,651,472	$2,657,562

Total Debt	$815,000	$867,000
Less: Cash and Cash Equivalents	(29,848)	(28,101)

Net Debt	$785,152	$838,899

Net Debt	$785,152	$838,899
Stockholders’ Equity	1,836,472	1,790,562

Total Adjusted Capitalization	$2,621,624	$2,629,461

Total Debt to Total Capitalization Ratio	30.7%	32.6%
Less: Impact of Cash and Cash Equivalents	0.8%	0.7%

Net Debt to Adjusted Capitalization Ratio	29.9%	31.9%